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                                               Filing Pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-77399


                             Prospectus Supplement
                      (To Prospectus Dated April 30, 1999)

                                 558,274 Shares

                                 Gateway, Inc.
                                  Common Stock

                              -------------------

     You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider carefully before making your investment decision.

     Investing in our common stock involves risks. See "Risk Factors" beginning on page 2 of the prospectus.


                              Plan of Distribution

     We entered into a Purchase Agreement dated as of February 24, 1999 with NECX Direct, Inc. to purchase 19.9% of NECX together with an option to purchase the remaining 80.1%. The terms of the option were modified by an amendment dated March 1, 2000. We have exercised our option under the Purchase Agreement, as amended, and have agreed to issue a total of 558,274 shares of our common stock as the full payment for the exercise of this option. The shares will be issued 537,554 shares to Henry F. Bertolon, Jr., 8,288 shares to Judy Ashley, 4,144 shares to Keith Halloran and 8,288 shares to Brian Marley, together referred to as the selling stockholders. There has been no material relationship between the selling stockholders and us in the past three years other than in connection with the Purchase Agreement, as amended, mentioned above.

    The selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. We will not pay any compensation in conjunction with the sale of our common stock in connection with our exercise of the option described above.
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                                Use of Proceeds

     We will not receive any cash proceeds from the sale of common stock to the selling stockholders in connection with the exercise of the option described above. We will, however, acquire the remaining 80.1% of the outstanding common stock of NECX not previously owned by us.

                      Where You Can Find More Information

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We incorporate the documents indicated on page 7 of our prospectus and our annual report on Form 10-K for the year ended December 31, 1999.


                          Market for Our Common Stock

     On March 29, 2000 the last reported sale price of our common stock on the New York Stock Exchange was $54.69 per share. Our common stock is listed on the New York Stock Exchange under the symbol "GTW." The common stock sold under this prospectus supplement will be listed on the New York Stock Exchange.

     As of March 22, 2000, we had 321,170,974 shares of common stock outstanding.


                                    General

     You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


            The date of this prospectus supplement is April 11, 2000